Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal First Quarter Ended January 31, 2014

WATERTOWN, CT -- (Marketwired - March 17, 2014) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its first quarter of fiscal year 2014. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the quarter ending January 31, 2014 increased 8%, to $18.4 million from $17.0 million for the same quarter in fiscal 2013. The revenue increase was due to increased sales of office products, while other product categories declined. Gross profit decreased to $8.4 million in the first quarter of 2014 compared to $8.6 million in the first quarter of 2013. Gross profit as a percentage of sales decreased to 45% in the first quarter of 2014 from 51% for the comparable quarter a year ago. The lower gross profit and percentage is attributable to lower margins from the sale of office products. The loss from operations in the first three months of fiscal year 2014 was $766,000 compared to a loss from operations of $163,000 for the comparable quarter a year ago. The net loss for the quarter ended January 31, 2014 was $847,000 compared to $406,000 in the quarter ended January 31, 2013. The increase in the net loss for the period is attributable to a lower gross profit and higher operating expenses in the first quarter of 2014 as compared to the same period in 2013.

"We are encouraged by higher sales in the first quarter, and the acquisition of the office products business assets in late 2013 has given us a solid growth platform," stated Peter Baker, President & CEO of Crystal Rock Holdings. "The market continues to be very competitive, and Crystal Rock continues to streamline and adapt operations to take advantage of rapidly changing environments. We are completely focused on developing an exceptional customer experience."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                                          (Unaudited)
                                                      Three Months Ended:
                                                   ------------------------
                                                   January 31,  January 31,
                                                       2014         2013
                                                   -----------  -----------
(000's $)

Sales                                              $    18,432  $    17,043

Loss from operations                               $      (766) $      (163)

Net Loss                                           $      (847) $      (406)

Basic net earnings (loss) per share                $     (0.04) $     (0.02)
Diluted net earnings (loss) per share              $     (0.04) $     (0.02)

Basic Wgt. Avg. Shares Out. (000's)                     21,361       21,381
Diluted Wgt Avg. Shares Out. (000's)                    21,361       21,381

Note: This press release contains a forward-looking statement about executing a sales growth plan and increasing efficiency in logistics with respect to serving our customers. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and accomplishing operating efficiencies requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. There is no assurance we can succeed in achieving either greater sales or efficiency. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2013, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15